Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2008

CONTACT:	Ronald J. Domanico
Senior Vice President and Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

THIRD QUARTER 2008 RESULTS

•	EBITDA of $12.8 million

•	Non-cash goodwill write-off of $125.3 million

•	Cash of $37.7 million; Liquidity of $80.8 million

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the third quarter ended September 30, 2008 were $214.5 million compared to sales of $209.6 million for the same quarter in 2007. Income from operations before restructuring and impairment costs for the third quarter ended September 30, 2008 was $7.0 million compared to $6.2 million for the same quarter in 2007. Net loss from continuing operations for the third quarter of 2008 was $75.4 million, or a loss of $2.63 per share, compared to 2007 third quarter income of $1.1 million, or $0.04 per share. The third quarter 2008 and 2007 results from continuing operations included a pre-tax restructuring and impairment gain of approximately $809 thousand, or $0.02 per share, and a charge of $157 thousand, or $0.00 per share, respectively. The $98.4 million decrease in pre-tax operating results was primarily attributable to the non-cash impairment of goodwill of $125.3 million, which was offset by other lower restructuring and impairment costs of $1.0 million, lower interest expense of $0.9 million and a gain on the sale of the company’s fifty-percent interest in Premier Boxboard Limited, LLC (PBL) of $23.8 million. The Benefit for Income Taxes in the third quarter 2008 was $21.3 million dollars. Timing and permanent adjustments resulted in a 22% effective tax rate for the quarter versus the 38% statutory tax rate. The unfavorable income tax rate impact was $15.5 million (54 cents per share).

On July 24 2008, Caraustar sold its fifty-percent interest in PBL to its joint venture partner, Temple Inland, Inc. for $62 million pre-tax. The company used approximately $31 million of the proceeds to repay all outstanding debt under its Senior Credit Facility and had excess sale proceeds of approximately $31 million. The company also announced on July 22, 2008 the closure of its Chattanooga paperboard mill, which is expected to save approximately $9.0 million (pre-tax) in costs annually. Non-cash impairment of fixed assets of $5.0 million was recorded as of June 30, 2008 and cash costs (related to severance) of approximately $1.0 million were incurred in the third quarter of 2008. At June 30, 2008, the company had $125.3 million of recorded goodwill, which represented the

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P. O. BOX 115    .     AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    .    5000 AUSTELL-POWDER SPRINGS ROAD    .    SUITE 300

AUSTELL, GA 30106-2440    .    PHONE  770  .  948  .  3101

www.caraustar.com

Caraustar Industries, Inc.

August 1, 2008

excess purchase price over the fair value of the net tangible and intangible assets acquired in prior periods. Goodwill is reviewed at least annually or more frequently on the occurrence of events or circumstances which may indicate that fair values exceed carrying values. During the third quarter of 2008, the company determined that recorded amounts of goodwill were not supported by the fair values as calculated by several methods, including the impact of the decline in the company’s share price during the quarter. Accordingly, a non-cash goodwill impairment loss of $125.3 million was recorded as of September 30, 2008. The company has amortizable basis of approximately $43 million in goodwill for federal income tax purposes, which is available to offset future taxable income from operations or gains from sales of assets, subject to potential limitations under the Internal Revenue Code.

Total paperboard volume for the third quarter of 2008 decreased approximately 13.8 thousand tons, or 5.9 percent, compared to the same quarter last year. The decrease was attributable to 23.2 thousand tons of lower gypsum facing paper and other specialty paperboard volume from PBL (which was sold on July 24, 2008) and 1.2 thousand tons of lower coated recycled boxboard (CRB) volume from downtime associated with a machine upgrade. This was partly offset by an increase in same-mill uncoated recycled boxboard (URB) volume of 4.2 thousand tons and an increase in outside purchases of 6.4 thousand tons. Caraustar’s mill capacity utilization was 96.0 percent, comparing favorably with industry capacity utilization of 85.4 percent. Versus the same quarter last year, mill margins were essentially flat as increased selling prices of $11 per ton and decreased fiber costs of $2 per ton were offset by higher fuel and energy costs of $15 per ton. Tube and core margins increased $26 per ton, primarily due to a decrease in paperboard cost of $24 per ton and an increase in selling price of $2 per ton versus the same period last year.

Nine-month period ended September 30, 2008

Sales from continuing operations for the nine months ended September 30, 2008 were $648.0 million compared to sales of $650.3 million for the same period in 2007. Income from operations before restructuring and impairment costs for the nine months ended September 30, 2008 was $12.6 million compared to $7.7 million for the same period in 2007. Net loss from continuing operations for the nine months ended September 30, 2008 was $78.8 million, or a loss of $2.75 per share, compared to a loss of $10.6 million, or a loss of $0.37 per share, in the same period last year. Results from continuing operations for the nine-month periods ended September 30, 2008 and 2007 included restructuring and impairment costs of approximately $5.8 million, or $0.13 per share, and $9.7 million, or $0.22 per share, respectively. The $87.9 million decrease in pre-tax operating results was primarily attributable to the impairment of goodwill of $125.3 million, which was offset by lower selling, general and administrative costs of $3.7 million, lower restructuring and impairment costs of $3.9 million, lower interest expense of $1.8 million, increased income from unconsolidated affiliates of $2.7 million and a $23.8 million gain on the sale of the company’s fifty-percent ownership interest in Premier Boxboard Limited, LLC (PBL).

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar’s operating results for the third quarter 2008 were significantly improved sequentially and over the same period last year, despite a challenging economic environment. Year-over-year increases in selling prices were mostly offset by increases in energy. Our margin improvement was primarily the result of internal cost take-out and restructuring initiatives implemented in prior periods. Our investments in strategic capital projects have enabled us to provide cost effective, value-added products that have improved mix.

“While we are pleased to see positive results from these efforts, our financial performance was clearly impacted by global recessionary fears, increased energy costs and a depressed housing market. Input cost and market volatility will continue to be significant drivers throughout the remainder of 2008. Our liquidity position is improved compared to both December 31, 2007 and the second quarter of 2008. EBITDA was approximately $13 million for the third quarter 2008. While we have clearly been attentive to the business and have improved our operating results, our main focus and top priority continues to be the redemption of our Senior Notes, which mature in June 2009. To this end, on October 29, 2008, the company announced that it is marketing its Recovered Fiber Group for sale.”

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Caraustar Industries, Inc.

August 1, 2008

Joint Ventures

Caraustar’s former fifty-percent ownership interest in the PBL mill contributed $611 thousand in equity in income from unconsolidated affiliates for the three weeks in operation in the third quarter 2008 versus $430 thousand in the third quarter of 2007. Cash distributions were $1.6 million in the third quarter 2008 compared to $1.0 million for the same period last year. For the nine-month periods ended September 30, 2008 and 2007, equity in income from unconsolidated affiliates was $3.7 million and $0.9 million, respectively. Cash distributions were $5.6 million in the nine-month period ended September 30, 2008 compared to $1.0 million for the same period last year. Both the increase in earnings and cash distributions were attributable to increased margins.

Liquidity

The company ended the quarter with a cash balance of $37.7 million compared to $6.5 million at December 31, 2007. For the nine-month periods ended September 30, 2008 and 2007, the company generated $9.7 million and used $5.5 million, respectively, of cash in operating activities. The $15.2 million increase in cash generated from operating activities in the first nine months of 2008 versus the first nine months of 2007 was primarily due to improved operating results, excluding both the goodwill impairment and the gain on the sale of PBL. Year-to-date capital expenditures decreased to $9.3 million from $20.7 million in 2007.

As of September 30, 2008, the company had $43.1 million of availability under its Senior Credit Facility after giving effect to $16.1 million in letters of credit and the $15 million minimum availability reserve, both of which reduced availability. The company is in negotiations to amend its Senior Credit Facility to extend the December 1, 2008 date at which time it is required to advise its participating lenders of its plan to refinance or defease the Senior Notes in the amount of approximately $190 million that are due June 1, 2009.

The 7.375 percent Senior Notes due on June 1, 2009 are recorded as a current liability, which results in a working capital deficit as of September 30, 2008. The company expects to use cash generation and any net proceeds from asset sales to enhance liquidity and to generate the additional liquidity required to satisfy its obligations on maturity of the 7.375 percent Senior Notes due June 1, 2009. In the current environment, no assurance can be given that such efforts will produce sufficient liquidity to permit the company to refinance the Senior Notes on terms favorable to the company, or at all. The company continues to focus on refinancing the Senior Notes.

The company has cancelled its investor presentations scheduled in New York and Boston in November. Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to review third quarter results on Friday, October 31, 2008 beginning at 9:00 a.m. (ET) that will be webcast live. In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

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Caraustar Industries, Inc.

August 1, 2008

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete certain asset sales to finance a portion of the redemption of its debt, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q3 2008	Q2 2008	Q1 2008	Q4 2007	Q3 2007
CSAR Mill Tons Sold (Market) *	92.0	112.0	114.6	101.5	111.4
CSAR Mill Tons Converted	82.9	84.9	82.0	82.1	83.7

Total CSAR Mill Tons *	174.9	196.9	196.6	183.6	195.1
Outside Paperboard Purchased	45.0	38.5	37.4	32.2	38.6

Total Paperboard Controlled *	219.9	235.4	234.0	215.8	233.7

Tube & Core Tons	77.4	74.8	72.3	74.4	77.4
Folding Carton Tons	63.5	59.5	62.5	52.0	55.4
Gypsum Paper Tons *	26.7	50.7	50.6	44.6	50.1
Other Specialty Tons *	52.3	50.4	48.6	44.8	50.8

Total Paperboard Controlled *	219.9	235.4	234.0	215.8	233.7

PBL gypsum facing and other specialty paper sold *	11.8	36.2	33.4	28.0	35.0

Changes in Selling Price and Costs ($/ton):

	Q3 2008 vs. Q3 2007	Q3 2008 vs. Q2 2008
Mill Average Selling Price	$11.3	$16.0
Mill Average Fiber Cost	(2.0)	(4.5)
Mill Average Fuel & Energy Cost	15.6	(0.6)

Net (Decrease) Increase	$(2.3)	$21.1

Tubes and Cores Average Selling Price	$2.5	$(11.8)
Tubes & Cores Average Paperboard Cost	(23.9)	6.3

Net Increase (Decrease)	$26.4	$(18.1)

Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q3 2008	Q2 2008	Q1 2008	Q4 2007	Q3 2007
Net cash provided by (used in) operating activities	$11,362	$2,043	$(3,718)	$5,909	$6,755
Changes in working capital items and other	(6,228)	198	9,786	(11,523)	(2,188)
(Benefit) provision for income taxes	(21,258)	(3,327)	437	(3,923)	(1,289)
Change in deferred taxes	24,752	3,339	(361)	4,029	1,438
Interest expense	3,999	4,214	4,328	4,401	4,880
Return of investment in unconsolidated affiliates	182	713	1,085	1,797	—

EBITDA **	$12,809	$7,180	$11,557	$690	$9,596

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company's ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2008	2007	2008	2007
Sales	$214,454	$209,631	$647,982	$650,304
Cost of goods sold	182,565	180,638	561,750	565,299
Selling, general and administrative expenses	24,905	22,777	73,642	77,338

Income from operations before restructuring and impairment costs and goodwill impairment	6,984	6,216	12,590	7,667
Goodwill impairment	125,252	—	125,252	—
Restructuring and impairment costs	(809)	157	5,757	9,667

(Loss) income from operations	(117,459)	6,059	(118,419)	(2,000)
Other (expense) income:
Interest expense	(3,999)	(4,880)	(12,541)	(14,359)
Interest income	173	56	210	158
Equity in income of unconsolidated affiliates	611	430	3,665	944
Gain on sale of interest in unconsolidated affiliates	23,807	19	23,807	19
Other, net	201	76	283	174

	20,793	(4,299)	15,424	(13,064)

(Loss) income from continuing operations before income taxes	(96,666)	1,760	(102,995)	(15,064)
Benefit (provision) for income taxes	21,258	(652)	24,148	4,436

(Loss) income from continuing operations	(75,408)	1,108	(78,847)	(10,628)

Discontinued operations:
Loss from discontinued operations before income taxes	—	(9,539)	—	(8,790)
Benefit for income taxes of discontinued operations	—	1,941	—	1,676

Loss from discontinued operations	—	(7,598)	—	(7,114)

Net loss	$(75,408)	$(6,490)	$(78,847)	$(17,742)

Basic (loss) income per common share
Continuing operations	$(2.63)	$0.04	$(2.75)	$(0.37)

Discontinued operations	$0.00	$(0.27)	$0.00	$(0.25)

Net loss	$(2.63)	$(0.23)	$(2.75)	$(0.62)

Weighted average number of shares outstanding	28,710	28,626	28,684	28,615

Diluted (loss) income per common share
Continuing operations	$(2.63)	$0.04	$(2.75)	$(0.37)

Discontinued operations	$0.00	$(0.26)	$0.00	$(0.25)

Net loss	$(2.63)	$(0.22)	$(2.75)	$(0.62)

Diluted weighted average number of shares outstanding	28,710	28,872	28,684	28,615

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$37,706	$6,548
Receivables, net of allowances	82,778	74,207
Inventories	62,001	65,412
Refundable income taxes	—	104
Current deferred tax assets	5,804	5,841
Other current assets	8,048	7,061
Assets of discontinued operations held for sale	96	96

Total current assets	196,433	159,269
Property, plant and equipment:
Land	9,512	9,803
Buildings and improvements	79,542	83,685
Machinery and equipment	405,048	402,968
Furniture and fixtures	32,476	32,345

	526,578	528,801
Less accumulated depreciation	(299,502)	(288,892)

Property, plant and equipment, net	227,076	239,909

Goodwill	—	122,542

Investment in unconsolidated affiliates	—	39,117

Other assets	10,291	11,183

	$433,800	$572,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$191,095	$5,830
Accounts payable	61,073	63,968
Accrued interest	5,703	1,773
Accrued compensation	11,702	9,828
Accrued pension	496	496
Capital lease obligations	17	72
Income taxes payable	2,959	—
Other accrued liabilities	18,618	20,913

Total current liabilities	291,663	102,880

Long-term debt, less current maturities	36,297	253,012

Long-term capital lease obligations	—	14

Deferred income taxes	7,154	34,082

Pension liability	22,074	27,980

Other liabilities	13,600	14,233

Shareholders’ equity
Common stock	2,951	2,947
Additional paid-in capital	194,333	192,978
Retained deficit	(113,974)	(35,127)
Accumulated other comprehensive loss	(20,298)	(20,979)

Total shareholders’ equity	63,012	139,819

	$433,800	$572,020

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Nine Months Ended September 30,
	2008	2007
Operating activities:
Net loss	$(78,847)	$(17,742)
Depreciation and amortization	13,500	15,256
Equity-based compensation expense	1,195	872
Goodwill impairment	125,252	—
Restructuring and impairment costs	3,880	9,995
Deferred income taxes	(27,730)	(6,468)
Gain on sale of interest in unconsolidated affiliates	(23,807)	(19)
Equity in income of unconsolidated affiliates	(3,665)	(944)
Distributions from unconsolidated affiliates	3,665	1,000
Changes in operating assets and liabilities, net of acquisitions	(3,756)	(7,423)

Net cash provided by (used) in operating activities	9,687	(5,473)

Investing activities:
Purchases of property, plant and equipment	(9,260)	(20,677)
Proceeds from disposal of property, plant and equipment	3,662	6,003
Acquisition of businesses, net of cash acquired	(5,359)	—
Changes in restricted cash	(41)	(115)
Net proceeds from the sale of interest in unconsolidated affiliates	60,944	161
Return of investment in unconsolidated affiliates	1,980	41
Investment in unconsolidated affiliates	—	(78)

Net cash provided by (used in) investing activities	51,926	(14,665)

Financing activities:
Proceeds from senior credit facility - revolver	79,921	107,436
Repayments of senior credit facility - revolver	(90,260)	(89,781)
Repayments of senior credit facility - term loan	(20,048)	(4,375)
Proceeds from note payable	—	7,005
Payments for capital lease obligations	(68)	(409)
Issuances of stock, net of forfeitures	—	20

Net cash (used in) provided by financing activities	(30,455)	19,896

Net change in cash and cash equivalents	31,158	(242)
Cash and cash equivalents at beginning of period	6,548	1,022

Cash and cash equivalents at end of period	$37,706	$780

Supplemental Disclosures:
Cash payments for interest	$10,108	$11,583

Income tax payments, net of refunds	$383	$247

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